Exhibit 99.1

Second Quarter 2019

Earnings Release and Supplemental Information

Aimco's Miami Portfolio

Pictured: Flamingo Point (top), Yacht Club and 1001 Brickell Bay Drive (lower left), Bay Parc (lower right)

Page

2	Earnings Release

10	Addendum A: Miami Market Profile

11	Consolidated Statements of Operations

12	Consolidated Balance Sheets

13	Schedule 1 – Funds From Operations and Adjusted Funds From Operations Reconciliation

15	Schedule 2 – Funds From Operations and Adjusted Funds From Operations Information

18	Schedule 3 – Property Net Operating Income

19	Schedule 4 – Apartment Home Summary

20	Schedule 5 – Capitalization and Financial Metrics

22	Schedule 6 – Same Store Operating Results

26	Schedule 7 – Portfolio Data by Market

28	Schedule 8 – Apartment Community Disposition and Acquisition Activity

29	Schedule 9 – Capital Additions Information

30	Schedule 10 – Redevelopment and Development Portfolio

34	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports 2Q 2019 Results; Raises Same Store and AFFO Guidance

Denver, Colorado, August 1, 2019 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today second quarter results for 2019.

Chairman and Chief Executive Officer Terry Considine comments: “Aimco had another solid quarter, raising guidance for a second time this year. In Operations, we achieved peer-leading growth in revenue, margins, and bottom-line. We expanded the scope of work for the accretive redevelopment of Flamingo Point in Miami Beach and, in early July, acquired a 95% interest in waterfront land, adjacent to our Yacht Club community in Brickell, currently improved with an office building. We also acquired a property under construction in Kendall Square in Cambridge, Massachusetts. We reduced our cost of leverage by refinancing with lower-cost property loans. And we were recognized as a Top Work Place in the San Francisco Bay Area and in Colorado (for the seventh consecutive year). We are upbeat about our prospects to create value for our residents, teammates, and shareholders.”

Chief Financial Officer Paul Beldin adds: “Second quarter 2019 AFFO of $0.51 per share and Pro forma FFO of $0.60 per share were $0.01 ahead of the midpoint of our respective guidance ranges due to strong operating results at our Same Store properties. Based on our year-to-date results, I am raising Same Store guidance for a second time this year and also increasing Pro forma FFO and AFFO guidance by $0.02 at their respective midpoints.”

“In the second quarter, Aimco lowered its cost of leverage by redeeming its 6.875% Class A perpetual preferred shares and by rate-locking $587 million of property loans at an average rate of 3.37% and a weighted-average term to maturity of 11.5 years. Combined with refinancing activity late last year, Aimco has lowered its weighted average cost of leverage by 50 basis points, saving about $20 million annually.”

Financial Results: 2Q AFFO Per Share $0.01 Ahead of Guidance Midpoint

In July 2018, Aimco sold its Asset Management business, accepting near-term earnings dilution as the price of an increased long-term growth rate. Year-to-date, Aimco has overcome the earnings headwinds resulting from the sale and has posted Pro forma FFO per share $0.01 above 2018. In the third quarter, Pro forma FFO per share will also be diluted by the lost contribution from the sale. In the fourth quarter the dilutive impact of the sale will be past and Aimco expects Pro forma FFO per share growth of 5% at the midpoint.

	SECOND QUARTER			YEAR-TO-DATE
(all items per common share - diluted)	2019	2018	Variance	2019	2018	Variance
Net income	$0.40	$0.02	nm	$2.25	$0.55	309%
Nareit Funds From Operations (FFO)	$0.56	$0.61	(8%)	$1.17	$1.23	(5%)
Pro forma adjustments, net*	$0.04	$—	nm	$0.04	$(0.03)	(233%)
Pro forma Funds From Operations (Pro forma FFO)	$0.60	$0.61	(2%)	$1.21	$1.20	1%
Deduct Capital Replacements	$(0.09)	$(0.07)	29%	$(0.15)	$(0.13)	15%
Adjusted Funds From Operations (AFFO)	$0.51	$0.54	(6%)	$1.06	$1.07	(1%)

* See Supplemental Schedule 1 for a detailed list of Pro forma adjustments to FFO.

nm – not meaningful

Net Income (per diluted common share) - Year-over-year, second quarter net income increased primarily due to higher gains on the sale of apartment communities.

Pro forma FFO (per pro forma diluted common share) - Aimco’s second quarter Pro forma FFO per share was down $0.01 year-over-year due to the following items:

•	$0.04 contribution from Same Store Property Net Operating Income growth of 4.6%, driven by a 3.8% increase in revenue, offset by a 1.8% increase in expenses;

•	$0.03 lower cost of leverage; and
•	$0.01 lower general and administrative expenses; offset by
•

($0.03) contribution eliminated following the 2018 Asset Management business paired trade, including related tax benefits, net of the benefit of reinvestment in apartment communities with higher long-term growth prospects;

•	($0.01) higher casualty losses; and
•

($0.05) net reduction from other activities including contributions from investments in accretive redevelopment and development, offset by sales of lower growth apartment communities to fund these investments.

Adjusted Funds from Operations (per pro forma diluted common share) – Aimco’s second quarter AFFO per share decreased due to the $0.01 decline in Pro forma FFO per share and a $0.02 increase in capital replacement spending due to timing. For the full year 2019, Aimco expects total capital replacement expenditures, per share, to be flat year-over-year as Aimco continues to upgrade its portfolio and invest capital in fewer, but more valuable, properties.

Operating Results: Second Quarter Same Store NOI Up 4.6%; Year-to-Date NOI Up 5.0%

	SECOND QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
	2019	2018	Variance	1st Qtr.	Variance	2019	2018	Variance
Average Rent per Apartment Home	$2,069	$2,003	3.3%	$2,052	0.8%	$2,060	$1,996	3.2%
Other Income per Apartment Home	138	136	1.5%	124	11.3%	132	127	3.9%
Average Revenue per Apartment Home	$2,207	$2,139	3.2%	$2,176	1.4%	$2,192	$2,123	3.3%
Average Daily Occupancy	96.9%	96.3%	0.6%	97.0%	(0.1%)	97.0%	96.2%	0.8%

$ in Millions
Revenue, before utility reimbursements	$176.4	$169.9	3.8%	$174.2	1.3%	$350.6	$337.0	4.0%
Expenses, net of utility reimbursements	47.2	46.4	1.8%	46.7	0.9%	93.9	92.7	1.3%
NOI	$129.2	$123.5	4.6%	$127.5	1.4%	$256.7	$244.3	5.0%

Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details changes in new and renewal lease rates.

2019	1st Qtr.	Apr	May	Jun	2nd Qtr.	Year-to-Date
Renewal rent increases	5.2%	5.0%	5.3%	4.9%	5.0%	5.1%
New lease rent increases	0.8%	1.6%	1.9%	2.4%	2.0%	1.6%
Weighted average rent increases	2.9%	3.4%	3.7%	3.6%	3.6%	3.4%
Average Daily Occupancy	97.0%	97.0%	97.0%	96.7%	96.9%	97.0%

Redevelopment and Development: Aimco Increases Investment in Flamingo Point by Expanding Scope of Redevelopment

Redevelopment is Aimco’s second line of business where Aimco creates value by repositioning communities within the Aimco portfolio. Aimco also undertakes some ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing apartment community. Aimco invests to earn leverage-neutral risk-adjusted returns in excess of those expected from the apartment communities sold in “paired trades” to fund the redevelopment and development. Of these two activities, Aimco generally favors redevelopment because it permits adjustment of the scope and timing of spending to align with changing market conditions and customer preferences.

During the second quarter, Aimco invested $52 million in redevelopment and development. Aimco continued phased redevelopment activities at Bay Parc in Miami, the full redevelopment of 707 Leahy in Redwood City, California, and ground-up construction at Parc Mosaic in Boulder, Colorado, The Fremont on the Anschutz Medical Campus in Aurora, Colorado, and Elm Creek Townhomes in Elmhurst, Illinois.

At Parc Mosaic, an unusually wet spring slowed the delivery of the first building to August. Aimco now expects its total investment to be $123 million, an increase of $6 million due primarily to weather. The expected rate of return is unchanged as rental rates have increased sufficiently to offset the higher cost.

In the second quarter, Aimco also began the next phase of redevelopment at Flamingo Point in Miami Beach, Florida. This phase includes the full renovation of the North Tower with completely reconfigured floor plans and on-the-turn redevelopment of homes in the Center Tower at a pace dictated by the market. Upon completion of the amenities, common areas, and apartments in the North and Center towers, Aimco will have invested $280 million, generating a Free Cash Flow internal rate of return of approximately 10% on the incremental investment.

Portfolio Management: Aimco Increases Investment in High-growth Markets

Aimco’s portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States.

As part of its portfolio strategy, Aimco seeks to sell up to 10% of its portfolio annually and to reinvest the proceeds from such sales in accretive uses such as capital enhancements, redevelopments, some developments, and selective acquisitions with projected Free Cash Flow internal rates of return higher than expected from the communities being sold. Through this disciplined approach to capital recycling, Aimco significantly increases the quality and expected growth rate of its portfolio.

	SECOND QUARTER
	2019	2018	Variance
Apartment Communities	128	138	(10)
Apartment Homes	34,061	37,897	(3,836)
Average Revenue per Apartment Home	$2,218	$2,093	6%
Portfolio Average Rents as a Percentage of Local Market Average Rents	113%	112%	1%
Percentage A (2Q 2019 Average Revenue per Apartment Home $2,884)	52%	50%	2%
Percentage B (2Q 2019 Average Revenue per Apartment Home $1,959)	31%	35%	(4%)
Percentage C+ (2Q 2019 Average Revenue per Apartment Home $1,745)	17%	15%	2%
NOI Margin	72%	72%	0%
Free Cash Flow Margin	67%	66%	1%

Second Quarter Portfolio - For its entire portfolio, Aimco’s average monthly revenue per apartment home was $2,218 for second quarter 2019, a 6% increase compared to second quarter 2018. This increase is due to year-over-year growth in Same Store revenue, as well as Aimco’s acquisition activities, lease-up of redevelopment communities, and sales of communities with average monthly revenues per apartment home lower than those of the retained portfolio.

Acquisitions - Aimco evaluates potential acquisitions with an eye for unique and opportunistic investments and funds acquisitions pursuant to its strict “paired trade” discipline.

In 2019, Aimco has acquired three properties with a weighted-average Free Cash Flow internal rate of return of about 9%, approximately 300 basis points better than expected from the properties being sold in paired trades to fund the acquisitions.

In April, as previously reported, Aimco closed the $66 million acquisition of One Ardmore, the fifth and final community included in the Philadelphia portfolio acquisition announced one year ago.

In June, Aimco acquired a community under development in Cambridge, Massachusetts for $5 million and expects its total investment to develop the community will be approximately $70 million.

In early July, Aimco purchased for $157 million a 95% interest in 1001 Brickell Bay Drive, a waterfront parcel adjacent to its Yacht Club apartment community in Brickell and currently improved with an office building. Brickell, a dynamic submarket within Miami, is described in further detail on page 10. Aimco plans to operate both properties for their existing uses while planning their future development.

Dispositions - In the second quarter, Aimco sold one apartment community with 399 apartment homes for gross proceeds of $79 million. Proceeds, net of debt repayment and transaction costs, were $78 million. The community is located in suburban Chicago, Illinois.

Balance Sheet: Aimco Extends Duration and Lowers its Cost of Leverage

Aimco Leverage

Aimco’s leverage strategy seeks to increase financial returns by using leverage with appropriate caution. Aimco limits risk through its balance sheet structure, employing low leverage, primarily non-recourse and long-dated property debt; and Aimco builds financial flexibility by maintaining ample unused and available credit as well as holding properties with substantial value unencumbered by property debt; and uses partners’ capital when it enhances financial returns or reduces investment risk.

Aimco total leverage includes the Aimco share of long-term, non-recourse, property debt encumbering apartment communities, outstanding borrowings under its revolving credit facility, and outstanding Preferred Equity.

	AS OF JUNE 30, 2019
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,714	90%	7.8
Outstanding borrowings on revolving credit facility	295	7%	2.6
Preferred Equity*	101	3%	40.0
Total Leverage	$4,110	100%	8.3
Cash, restricted cash and investments in securitization trust assets	(156)
Net Leverage	$3,954
*

Aimco’s Preferred Equity is redeemable at the holder’s option. For illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity for its Preferred Equity.

Subsequent to quarter-end, Aimco rate-locked $587 million of new non-recourse, fixed-rate property debt, with substitution rights, a weighted average interest rate of 3.37%, and a weighted average term to maturity of 11.5 years. After repayment of existing debt, Aimco expects $462 million of proceeds to be used to repay borrowings on its credit facility.

Aimco is taking advantage of today’s interest rates to extend duration, reduce refinancing risk, and lower its cost of debt. Aimco’s current net leverage and leverage to EBITDAre are above target levels, but Aimco expects to be at or below these targets at year-end.

Leverage Ratios

Aimco target leverage ratios are Proportionate Debt and Preferred Equity to Adjusted EBITDAre below 7.0x and Adjusted EBITDAre to Interest Expense and Preferred Dividends greater than 2.5x. Aimco calculates Adjusted EBITDAre and Adjusted Interest Expense used in its leverage ratios based on current quarter amounts, annualized.

Proportionate Debt to Adjusted EBITDAre	7.2x
Proportionate Debt and Pro forma Preferred Equity to Adjusted EBITDAre	7.4x
Adjusted EBITDAre to Adjusted Interest Expense	3.6x
Adjusted EBITDAre to Adjusted Interest Expense and Preferred Dividends	3.3x

Aimco’s Adjusted EBITDAre has been calculated on a pro forma basis to reflect the disposition of one community during the period as if the transaction closed on April 1, 2019.

Liquidity

Aimco uses its credit facility primarily for working capital and other short-term purposes and to secure letters of credit. At June 30, 2019, Aimco held cash and restricted cash of $66 million and had the capacity to borrow up to $498 million under its revolving credit facility, after consideration of $7 million of letters of credit backed by the facility. Pro forma the third quarter 2019 financing activity mentioned above, Aimco has full capacity of $793 million on its revolving credit facility.

Aimco also manages its financial flexibility by maintaining an investment grade rating and holding apartment communities that are unencumbered by property debt. At June 30, 2019, Aimco held unencumbered apartment communities with an estimated fair market value of approximately $3.2 billion which, pro forma the third quarter 2019 financing activity mentioned above, will be $2.3 billion.

Equity Capital Activities

On July 29, 2019, the Aimco Board of Directors declared a quarterly cash dividend of $0.39 per share of Class A Common Stock for the quarter ended June 30, 2019, representing an increase of 3% compared to the dividends paid in third quarter 2018. This dividend is payable on August 30, 2019, to stockholders of record on August 16, 2019.

2019 Outlook

($ Amounts represent Aimco Share)	YEAR-TO- DATE JUNE 30, 2019	FULL YEAR 2019	PREVIOUS FULL YEAR 2019	CHANGE AT THE MIDPOINT

Net Income per share	$2.25	$3.24 to $3.56	$3.13 to $3.63	+ $0.02
Pro forma FFO per share	$1.21	$2.44 to $2.52	$2.41 to $2.51	+ $0.02
AFFO per share	$1.06	$2.15 to $2.23	$2.12 to $2.22	+ $0.02

Select Components of Nareit FFO
Same Store Operating Measures
Revenue change compared to prior year	4.0%	3.60% to 3.80%	3.10% to 3.90%	+ 20 bps
Expense change compared to prior year	1.3%	2.00% to 2.60%	2.00% to 3.00%	- 20 bps
NOI change compared to prior year	5.0%	4.00% to 4.40%	3.10% to 4.50%	+ 40 bps

Other Earnings
Tax Benefit	$6M	$7M to $9M	$7M to $9M	—

Offsite Costs
Property management expenses	$10M	$20M	$20M	—
General and administrative expenses	$22M	$47M	$47M	—
Total Offsite Costs	$32M	$67M	$67M	—

Capital Investments
Redevelopment/Development	$97M	$240M to $260M	$225M to $275M	Narrowed range
Capital Enhancements	$41M	$80M to $100M	$80M to $100M	—

Transactions
Property dispositions	$488M	$750M to $850M	$750M to $850M	—
Property acquisitions [1]	$66M	$223M	$65M	+ $158M

Portfolio Quality
Average revenue per apartment home	$2,218	~$2,260	~$2,220	+ $40

Balance Sheet
Proportionate Debt to Adjusted EBITDAre	7.2x	~6.7x	~6.7x	—
Proportionate Debt and Preferred Equity to Adjusted EBITDAre	7.4x	~6.9x	~6.9x	—

[1]

Aimco does not predict or guide to acquisitions. During second quarter, Aimco acquired a community under development in Cambridge, Massachusetts. Aimco’s investment in the development is expected to be $70 million and is not included in the full year acquisition guidance. Full year 2019 acquisition guidance represents the acquisition completed in second quarter 2019 and the purchase price for a 95% interest in 1001 Brickell Bay Drive, completed in July. Aimco monitors potential transactions with an eye for unique and opportunistic investments and funds acquisitions pursuant to its strict “paired trade” discipline.

($ Amounts represent Aimco Share)	THIRD QUARTER 2019

Net income per share	$0.03 to $0.06
Pro forma FFO per share	$0.60 to $0.64
AFFO per share	$0.52 to $0.56

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, August 2, 2019 at 1:00 p.m. ET	Replay available until November 2, 2019
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 5605599	Passcode: 10132921
Live webcast and replay: investors.aimco.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 128 apartment communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact

Matt Foster, Director, Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of third quarter and full year 2019 results, including but not limited to: Nareit FFO, Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments and projected yield on such investments, timelines and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopment and development investments; expectations regarding Aimco sales of apartment communities and the use of proceeds thereof; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.

Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

•

Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•

Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and
•

Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2018, and the other documents Aimco files from time to time with the Securities and Exchange Commission.

These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

Addendum A: Miami Market Profile

WATERWAYS VILLAGE
BAY PARC
FLAMINGO
FOUR QUARTERS
YACHT CLUB & 1001 BRICKELL BAY
2 MI
Weston
Davie
Southwest Ranches
Cooper City
Dania Beach
Pembroke Pines
Hollywood
Miramar
West Park
Hallandale Beach
Aventura
Country Club
Miami Gardens
Palm Springs North
North Miami Beach
Miami Lakes
Opa-locka
North Miami
Bal Harbour
Surfside
East Coast Buffer Water Preserve Area
Francis S. Taylor Wildlife...
Hialeah Gardens
Hialeah
Miami Shores
Medley
Miami Beach
Doral
Miami Springs
Fontainebleau
Westchester
Coral Gables
Miami
Fisher Island
Virginia Key
Kendale Lakes
Sunset
South Miami
The Crossings
Kendall
Pinecrest
Biscayne Bay Aquatic Preserve
Palmetto Bay
South Miami Heights
Cutler Bay
Goulds

Miami is and has always been an important market in Aimco’s diversified portfolio, comprising 8% of Aimco’s portfolio(1) as of the first quarter. With the purchase of 1001 Brickell Bay Drive and upon the completion of the redevelopment of Flamingo Point, Aimco’s investment in the Miami market will increase by $0.4B, to ~11% of Aimco’s portfolio, with three-fourths located in Brickell and Miami Beach.

Florida is the third most populous state in the U.S. and second in terms of annual population growth. Florida leads the nation in immigration from other states. According to recent Census data, the greater Miami metro area has been a favorite landing spot for people migrating from the Northeast. Florida’s culture, climate, and economy have long been attractive to new residents, and are boosted by a favorable tax regime (Florida has the 4th lowest tax burden, including no state income tax).

Approximately one-third of Florida residents live in the Miami tri-county area of Miami-Dade, Broward, and Palm Beach. Brickell, along the coast on the southside of downtown Miami, has seen tremendous growth in population since 2000, up 220%. Upon completion of current, in-process developments, Brickell will be the second most densely populated neighborhood in the United States, behind only Manhattan.

Miami has been one of the top markets on the East Coast for growth in real GDP per capita in recent years, outpacing the East Coast(2) average by 280 bps from 2014 to 2017. Coupled with the increase in population, Miami has experienced a growth in demand for housing and an increased ability to pay higher rates.

Brickell and Miami Beach, where Aimco has most of its investment, have average median home values of $598,000 and $453,000, respectively, more than double the U.S. average and consistent with the median home values in Aimco markets. These high home values result in almost two-thirds of the residents renting homes in each submarket.

In Brickell, demand for housing has been robust. The conversion of Brickell into a 24-hour live-work-play neighborhood has kept demand in line with increased supply of both apartments and condominiums.

In the City of Miami Beach there are no apartment developments currently under construction, in lease-up, or planned for construction, limiting the competition from new supply.

(1)	Based on gross asset value, as used to calculate Aimco’s last published NAV as of March 31, 2019.
(2)	East Coast consists of the following MSAs: Atlanta, Baltimore, Boston, Charlotte, Fairfield County, Jacksonville, Nashville, New York, Orlando, Philadelphia, Raleigh, Tampa, and Washington D.C.

Sources: Bureau of Economic Analysis, Census Data, Miami Downtown Development Authority, The Tax Foundation, Reinhold P. Wolff Economic Research, Inc., and company records.

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
REVENUES
Rental and other property revenues attributable to real estate	$224,200	$231,130	$454,435	$456,523
Asset Management business rental and tax credit revenues	—	19,057	—	41,384
Total revenues	224,200	250,187	454,435	497,907
OPERATING EXPENSES
Property operating expenses attributable to real estate	75,839	76,031	155,023	154,318
Property operating expenses of partnerships served by Asset Management business	—	9,062	—	18,257
Depreciation and amortization	91,924	97,485	185,489	190,033
General and administrative expenses	12,124	13,882	22,493	25,237
Other expenses, net	4,209	4,366	9,912	7,324
Total operating expenses	184,096	200,826	372,917	395,169
Interest income	3,065	2,884	5,791	5,056
Interest expense	(39,541)	(49,906)	(80,950)	(97,701)
Gain on dispositions of real estate	64,310	310	355,783	53,505
Other, net	231	200	303	424
Income before income tax benefit (expense)	68,169	2,849	362,445	64,022
Income tax benefit (expense)	1,827	4,307	(1,154)	38,824
Net income	69,996	7,156	361,291	102,846
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(70)	(45)	(161)	(6,251)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,933)	(1,934)	(3,867)	(3,871)
Net income attributable to common noncontrolling interests in Aimco OP	(3,534)	(140)	(18,671)	(3,895)
Net income attributable to noncontrolling interests	(5,537)	(2,119)	(22,699)	(14,017)
Net income attributable to Aimco	64,459	5,037	338,592	88,829
Net income attributable to Aimco preferred stockholders	(5,187)	(2,149)	(7,335)	(4,297)
Net income attributable to participating securities	(38)	(71)	(455)	(190)
Net income attributable to Aimco common stockholders	$59,234	$2,817	$330,802	$84,342

Net income attributable to Aimco per common share – basic	$0.40	$0.02	$2.25	$0.56
Net income attributable to Aimco per common share – diluted	$0.40	$0.02	$2.25	$0.55
Weighted average common shares outstanding – basic [1]	148,367	151,963	146,994	151,918
Weighted average common shares outstanding – diluted [1]	148,599	152,093	147,220	152,048

[1]

2018 basic and diluted weighted average common shares outstanding have been restated to reflect the impact of the February 20, 2019, reverse stock split. As previously reported, basic and diluted weighted average common shares outstanding were 156,703 and 156,833, respectively, for the three months ended June 30, 2018, and for the six months ended June 30, 2018 were 156,656 and 156,786, respectively.

Consolidated Balance Sheets

(in thousands) (unaudited)

	June 30,	December 31,
	2019	2018
Assets
Real estate	$8,312,241	$8,308,590
Accumulated depreciation	(2,593,241)	(2,585,115)
Net real estate	5,719,000	5,723,475
Cash and cash equivalents	33,958	36,858
Restricted cash	31,949	35,737
Goodwill	37,808	37,808
Other assets	418,089	313,733
Assets held for sale	—	42,393
Total Assets	$6,240,804	$6,190,004

Liabilities and Equity
Non-recourse property debt	$3,722,043	$3,937,000
Debt issue costs	(19,556)	(21,695)
Non-recourse property debt, net	3,702,487	3,915,305
Revolving credit facility borrowings	294,960	160,360
Accrued liabilities and other	299,313	226,230
Liabilities related to assets held for sale	—	23,177

Total Liabilities	4,296,760	4,325,072

Preferred noncontrolling interests in Aimco OP	101,178	101,291

Equity:
Perpetual preferred stock	—	125,000
Class A Common Stock	1,488	1,446
Additional paid-in capital	3,498,629	3,515,686
Accumulated other comprehensive income	4,866	4,794
Distributions in excess of earnings	(1,741,765)	(1,947,507)
Total Aimco equity	1,763,218	1,699,419
Noncontrolling interests in consolidated real estate partnerships	(2,718)	(2,967)
Common noncontrolling interests in Aimco OP	82,366	67,189
Total Equity	1,842,866	1,763,641
Total Liabilities and Equity	$6,240,804	$6,190,004

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation	(Page 1 of 2)

Three and Six Months Ended June 30, 2019 Compared to Three and Six Months Ended June 30, 2018

(in thousands, except per share data) (unaudited)

Aimco believes that Economic Income (defined as Net Asset Value, or NAV, growth plus dividends) is an important measure of long-term financial performance. NAV is used by many investors because the value of company assets can be readily estimated, even for non-earning assets such as land or properties under development. NAV has the advantage of incorporating the investment decisions of thousands of real estate investors, enhancing comparability among companies that have differences in their accounting, and avoiding disparity that can result from application of GAAP to investment properties and various ownership structures. Some investors focus on multiples of AFFO and FFO. Aimco’s disclosure of AFFO and FFO complements its focus on Economic Income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income attributable to Aimco common stockholders	$59,234	$2,817	$330,802	$84,342
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	89,780	95,238	181,154	185,632
Gain on dispositions and other, net of noncontrolling partners’ interest	(64,310)	(217)	(355,783)	(47,240)
Income tax adjustments related to gain on dispositions and other tax- related items [1]	210	85	6,736	(30,635)
Common noncontrolling interests in Aimco OP’s share of above adjustments	(1,356)	(4,610)	8,893	(5,167)
Amounts allocable to participating securities	(73)	(82)	243	(97)
Nareit FFO Attributable to Aimco common stockholders	$83,485	$93,231	$172,045	$186,835
Adjustments, all net of common noncontrolling interests in Aimco OP and participating securities:
Preferred equity redemption related amounts [2]	3,864	—	3,864	—
Litigation, net [3]	122	1,557	147	1,906
Severance costs [4]	473	1,215	473	1,215
Change in lease accounting [5]	—	(670)	—	(1,372)
Straight-line rent [6]	634	—	2,946	—
Pro forma FFO Attributable to Aimco common stockholders	$88,578	$95,333	$179,475	$188,584
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(13,134)	(11,040)	(22,845)	(20,105)
AFFO Attributable to Aimco common stockholders	$75,444	$84,293	$156,630	$168,479
Weighted average common shares outstanding - basic	148,367	151,963	146,994	151,918
Dilutive common share equivalents	232	130	226	130
Total shares and dilutive share equivalents used to calculate Net income and Nareit FFO per share	148,599	152,093	147,220	152,048
Adjustment to weight reverse stock split [7]	—	4,740	1,242	4,738
Pro forma shares and dilutive share equivalents used to calculate Pro forma FFO and AFFO per share	148,599	156,833	148,462	156,786
Net income attributable to Aimco per common share –diluted	$0.40	$0.02	$2.25	$0.55
Nareit FFO per share – diluted	$0.56	$0.61	$1.17	$1.23
Pro forma FFO per share – diluted	$0.60	$0.61	$1.21	$1.20
AFFO per share – diluted	$0.51	$0.54	$1.06	$1.07

Please see the following page for footnote descriptions

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation	(Page 2 of 2)

[1]

Income taxes related to gain on dispositions and other items for the six months ended June 30, 2018, included a $33.6 million tax benefit related to an intercompany transfer of assets related to the Asset Management business, which was sold in July 2018. Upon completion of the sale the deferred tax asset that resulted from the intercompany transaction was realized. Accordingly, Aimco excluded the benefit related to the reorganization from Nareit FFO.

[2]

On May 16, 2019, Aimco redeemed its Class A Perpetual Preferred Stock. Aimco excluded the redemption-related amounts from Pro forma FFO because it believes these costs are not representative of operating performance.

[3]

During 2018, Aimco was engaged in litigation with Airbnb, which was resolved in December 2018. Due to the unpredictable nature of these proceedings, related amounts recognized, net of income tax effect, are excluded from Pro forma FFO. These costs are included in other expenses, net, on Aimco’s Consolidated Statements of Operations.

[4]

Aimco incurred severance costs in connection with an office closure in 2019. Aimco also incurred severance costs in connection with the sale of its Asset Management business in 2018. Aimco excluded such costs from Pro forma FFO because it believes these costs are not representative of operating performance.

[5]

Effective January 1, 2019, Aimco adopted accounting guidance that changed how Aimco recognizes costs incurred to obtain resident leases. For comparability of Pro forma FFO between periods, Aimco has recast 2018 as if the new standard was effective January 1, 2018. AFFO, which Aimco uses to measure profitability, is unchanged by the new standard.

[6]

In 2018, Aimco assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. Aimco includes the cash rent payments for this ground lease in Pro forma FFO but excludes the incremental straight-line non-cash rent expense. The rent expense for this lease is included in other expenses, net, on Aimco’s Consolidated Statements of Operations.

[7]

During the first quarter 2019, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted average shares as if the reverse stock split occurred at the beginning of the period presented; while shares issued in the special dividend are included in weighted average shares outstanding from the date issued. To minimize confusion and facilitate comparison of period-over-period Pro forma FFO and AFFO, Aimco calculated pro forma weighted average shares during the six months ended June 30, 2019 based on the effective date of the reverse stock split and ex-dividend date for the shares issued in the special dividend, thereby eliminating the per share impact of the GAAP treatment to Aimco’s reported Pro forma FFO and AFFO.

Supplemental Schedule 2(a)

Funds From Operations and Adjusted Funds From Operations Information	(Page 1 of 2)

Three and Six Months Ended June 30, 2019 Compared to Three and Six Months Ended June 30, 2018

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Real Estate [1]
Revenues, before utility reimbursements
Same Store	$177,059	$170,580	$351,863	$338,276
Redevelopment/Development	19,221	18,549	39,635	36,694
Acquisition	10,237	6,358	20,230	7,937
Other Real Estate	9,322	9,419	18,830	18,772
Total revenues, before utility reimbursements	215,839	204,906	430,558	401,679
Expenses, net of utility reimbursements
Same Store	47,356	46,554	94,266	93,070
Redevelopment/Development	7,050	6,961	14,360	13,483
Acquisition	2,974	1,875	5,827	2,398
Other Real Estate	3,953	3,716	7,872	7,596
Total expenses, net of utility reimbursements	61,333	59,106	122,325	116,547
Real Estate net operating income	154,506	145,800	308,233	285,132
Property management expenses	(4,803)	(4,512)	(10,174)	(9,676)
Casualties	(1,852)	(577)	(3,988)	(1,636)
Other expenses, net	(1,831)	(1,598)	(5,530)	(1,432)
Interest expense on non-recourse property debt [2]	(36,727)	(42,541)	(76,475)	(83,725)
Interest income	2,042	1,885	4,044	3,734
NOI related to Sold and Held for Sale communities [3]	510	13,684	5,340	26,939
Contribution from Real Estate	111,845	112,141	221,450	219,336

Contribution from Asset Management [4]	—	6,593	—	16,181

General and administrative and investment management expenses	(12,124)	(13,882)	(22,493)	(25,237)
Depreciation and amortization related to non-real estate assets	(2,041)	(2,195)	(4,122)	(4,397)
Other expenses, net	(1,355)	(939)	(2,818)	(2,774)
Interest expense on corporate borrowings	(2,815)	(4,124)	(4,476)	(7,449)
Tax benefit, net	2,037	4,392	5,582	8,188
Preferred dividends and distributions	(7,120)	(4,083)	(11,202)	(8,168)
Common noncontrolling interests in Aimco OP	(4,890)	(4,750)	(9,778)	(9,062)
Proportionate adjustments	(52)	78	(98)	217
Nareit FFO Attributable to Aimco common stockholders	$83,485	$93,231	$172,045	$186,835
Total pro forma adjustments, net of common noncontrolling interests in Aimco OP and participating securities [5]	5,093	2,102	7,430	1,749
Pro forma FFO Attributable to Aimco common stockholders	$88,578	$95,333	$179,475	$188,584
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities [6]	(13,134)	(11,040)	(22,845)	(20,105)
AFFO Attributable to Aimco common stockholders	$75,444	$84,293	$156,630	$168,479

Please see the following page for footnote descriptions

Supplemental Schedule 2(a) (continued)

Funds From Operations and Adjusted Funds From Operations Information	(Page 2 of 2)

[1]

Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to Aimco’s portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering the communities in this portfolio, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.

[2]

Interest expense for the six months ended June 30, 2019 contains $0.6 million of interest expense related to sold properties. Interest expense for the three and six months ended June 30, 2018 contains $1.8 million and $3.7 million, respectively, of interest expense related to sold properties.

[3]	During 2019, Aimco sold apartment communities in the following locations:

Location	Communities Sold
Virginia Beach, Virginia	1
Alexandria, Virginia	1
Nashville, Tennessee	2
Suburban Chicago, Illinois	4
[4]	Aimco sold its Asset Management business and interests in the partnerships served by this business in third quarter 2018.
[5]	Pro forma adjustments are comprised of the detailed adjustments presented in Supplemental Schedule 1.
[6]	Please refer to the Glossary for a reconciliation of the Capital Replacement spending used to compute AFFO to Capital Replacement spending per Supplemental Schedule 9.

Supplemental Schedule 2(b)

Partially Owned Entities

Three and Six Months Ended June 30, 2019 Compared to Three and Six Months Ended June 30, 2018

(Proportionate amounts, in thousands) (unaudited)

	Noncontrolling Interests [1]		Unconsolidated [2]		Noncontrolling Interests [1]		Unconsolidated [2]
	Three Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018	2019	2018	2019	2018
Revenues, before utility reimbursements	$786	$786	$601	$584	$1,577	$1,562	$1,196	$1,144
Expenses, net of utility reimbursements	259	263	143	177	492	529	255	348
Net operating income	527	523	458	407	1,085	1,033	941	796
Property management expenses, net	(34)	(34)	(18)	(63)	(68)	(66)	(36)	(127)
Casualties	(1)	(1)	—	—	2	5	—	—
Other Expense, net	(7)	(16)	—	—	(9)	(37)	—	—
Interest expense on non-recourse property debt on Real Estate Operations	(153)	(183)	(77)	(80)	(324)	(359)	(155)	(164)
NOI related to Sold Apartment Communities	—	—	—	—	—	(22)	—	—
Contribution from Real Estate	332	289	363	264	686	554	750	505
Other non-property expenses, net	(26)	(14)	—	—	(48)	(29)	—	3
Pro forma FFO from Real Estate	$306	$275	$363	$264	$638	$525	$750	$508

Total apartment communities [3]	7		4
Total apartment homes [3]	2,942		142
Noncontrolling interests’ share of consolidated apartment homes/Aimco share of unconsolidated apartment homes [3]	179		72

[1]	Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts.
[2]	Amounts represent Aimco’s proportionate share of the unconsolidated real estate partnerships’ operations.
[3]	Apartment community information excludes Sold Communities as of June 30, 2019.

17

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Revenues, before utility reimbursements

Same Store	$177,059	$174,804	$174,154	$173,110	$170,580

Redevelopment/Development	19,221	20,414	20,318	19,944	18,549

Acquisition	10,237	9,993	9,356	10,630	6,358

Other Real Estate	9,322	9,508	9,525	9,516	9,419

Total revenues, before utility reimbursements	215,839	214,719	213,353	213,200	204,906

Expenses, net of utility reimbursements

Same Store	47,356	46,910	43,665	46,969	46,554

Redevelopment/Development	7,050	7,310	7,180	7,270	6,961

Acquisition	2,974	2,853	2,466	2,826	1,875

Other Real Estate	3,953	3,919	3,767	3,690	3,716

Total expenses, net of utility reimbursements	61,333	60,992	57,078	60,755	59,106

Property Net Operating Income

Same Store	129,703	127,894	130,489	126,141	124,026

Redevelopment/Development	12,171	13,104	13,138	12,674	11,588

Acquisition	7,263	7,140	6,890	7,804	4,483

Other Real Estate	5,369	5,589	5,758	5,826	5,703

Total Property Net Operating Income	$154,506	$153,727	$156,275	$152,445	$145,800

Sold Property Net Operating Income [1]	$510	$4,830	$7,451	$8,439	$13,684

Property net operating income in the table above excludes the Property Net Operating Income of apartment communities served by the Asset Management business, which was sold in 2018.

[1]	During 2019, Aimco sold apartment communities in the following locations:

Location	Communities Sold
Virginia Beach, Virginia	1
Alexandria, Virginia	1
Nashville, Tennessee	2
Suburban Chicago, Illinois	4

18

Supplemental Schedule 4

Apartment Home Summary

As of June 30, 2019

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	Aimco Share of Apartment Homes
Consolidated
Same Store [1]	95	27,640	27,498
Redevelopment/Development [2]	7	3,133	3,124
Acquisition	7	1,590	1,590
Other Real Estate	15	1,315	1,286
Total Consolidated	124	33,678	33,498
Unconsolidated	4	142	72
Total Portfolio	128	33,820	33,570

[1]	From March 31, 2019 to June 30, 2019, on a net basis, Aimco’s Same Store portfolio decreased by one apartment community and 399 apartment homes due to the sale of the community during the quarter.

[2]	From March 31, 2019 to June 30, 2019, on a net basis, apartment homes in Aimco’s Redevelopment/Development portfolio decreased for the planned redevelopment of the Flamingo Point apartment community.

19

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of June 30, 2019

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share	Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$3,431,073	$6,501	$(14,207)	$3,423,367	8.1		4.11%
Floating rate loans payable	276,465	—	—	276,465	3.8		3.80%
Floating rate tax-exempt bonds	14,505	—	—	14,505	14.0		2.87%
Total non-recourse property debt	$3,722,043	$6,501	$(14,207)	$3,714,337	7.8		4.08%

Revolving credit facility borrowings	294,960	—	—	294,960	2.6		3.76%
Preferred OP Units	101,178	—	—	101,178	40.0	[1]	7.64%
Total Leverage	$4,118,181	$6,501	$(14,207)	$4,110,475	8.3		4.15%

Cash and restricted cash	(65,907)	—	814	(65,093)
Securitization trust assets [2]	(91,666)	—	—	(91,666)
Net Leverage	$3,960,608	$6,501	$(13,393)	$3,953,716

Leverage Ratios Second Quarter 2019

Proportionate Debt to Adjusted EBITDAre	7.2x
Proportionate Debt and Preferred Equity to Adjusted EBITDAre	7.4x
Adjusted EBITDAre to Adjusted Interest	3.6x
Adjusted EBITDAre to Adjusted Interest and Preferred Dividends	3.3x

	Amount	Covenant
Fixed Charge Coverage Ratio	2.1x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

[1]

Aimco’s Preferred Equity is redeemable at the holder’s option. For illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity for its Preferred Equity.

[2]

In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. These investments have a face value of $100.9 million and a carrying amount of $91.7 million and are included in other assets on Aimco’s Consolidated Balance Sheet at June 30, 2019. The amount of these investments effectively reduces Aimco’s leverage.

20

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of June 30, 2019

(share, unit and dollar amounts in thousands) (unaudited)

Aimco Share Non-Recourse Property Debt

	Amortization	Maturities		Total		Maturities as a Percent of Total	Average Rate on Maturing Debt
2019 3Q	$18,792	$—		$18,792		—%	—%
2019 4Q	19,056	—		19,056		—%	—%
Total 2019	37,848	—		37,848		—%	—%

2020 1Q	19,280	30,853		50,133		0.85%	5.00%
2020 2Q	19,467	—		19,467		—%	—%
2020 3Q	19,673	—		19,673		—%	—%
2020 4Q	19,737	78,930		98,667		2.18%	3.88%
Total 2020	78,157	109,783		187,940		3.04%	4.19%

2021	69,018	492,723	[1]	561,741		13.64%	5.23%
2022	65,178	260,671		325,849		7.21%	4.65%
2023	55,655	337,871		393,526		9.35%	4.17%
2024	50,039	319,879		369,918		8.85%	3.42%
2025	44,254	241,963		286,217		6.70%	3.67%
2026	36,547	238,734		275,281		6.61%	3.61%
2027	27,501	266,202		293,703		7.37%	3.53%
2028	19,355	305,576		324,931		8.46%	3.73%
Thereafter	244,772	311,759		556,531		8.63%	4.19%
Total	$728,324	$2,885,161		$3,613,485
Securitization Trust Assets				100,852	[1]
Aimco share non-recourse property debt				$3,714,337

Preferred Equity

	Units Outstanding as of June 30, 2019	Coupon	Amount
Preferred Partnership Units	3,808	7.641%	$101,178

Common Stock, Partnership Units and Equivalents

June 30, 2019
Class A Common Stock outstanding	148,381
Participating unvested restricted stock	199
Dilutive options, share equivalents and non-participating unvested restricted stock	275
Total shares and dilutive share equivalents	148,855
Common Partnership Units and equivalents	8,239
Total shares, units and dilutive share equivalents	157,094

[1]

The securitized property loans mature in 2021 and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $593.6 million to $492.7 million.

21

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended June 30, 2019 Compared to Three Months Ended June 30, 2018

(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	2Q 2019	2Q 2018	Growth	2Q 2019	2Q 2018	Growth	2Q 2019	2Q 2018	Growth	2Q 2019	2Q 2019	2Q 2018	2Q 2019	2Q 2018

Atlanta	3	645	645	$2,695	$2,659	1.4%	$851	$905	(6.0%)	$1,844	$1,754	5.1%	68.4%	94.8%	95.1%	$1,469	$1,445

Bay Area	10	2,355	2,355	21,914	20,992	4.4%	5,223	5,171	1.0%	16,691	15,821	5.5%	76.2%	97.7%	97.0%	3,175	3,064

Boston	15	4,689	4,689	27,564	26,357	4.6%	8,176	8,335	(1.9%)	19,388	18,022	7.6%	70.3%	96.9%	96.3%	2,022	1,946

Chicago	7	1,671	1,671	9,232	8,996	2.6%	3,009	3,080	(2.3%)	6,223	5,916	5.2%	67.4%	96.3%	95.7%	1,913	1,874

Denver	7	1,925	1,886	9,204	8,930	3.1%	2,321	2,248	3.2%	6,883	6,682	3.0%	74.8%	96.3%	96.3%	1,689	1,639

Greater New York	8	453	453	4,008	3,970	1.0%	1,343	1,339	0.3%	2,665	2,631	1.3%	66.5%	94.0%	94.7%	3,137	3,084

Greater Washington, DC	11	4,945	4,922	23,453	22,307	5.1%	6,793	6,400	6.1%	16,660	15,907	4.7%	71.0%	97.7%	96.4%	1,626	1,567

Los Angeles	12	4,097	4,096	36,401	35,118	3.7%	7,724	7,490	3.1%	28,677	27,628	3.8%	78.8%	96.9%	96.8%	3,055	2,952

Miami	3	873	873	5,743	5,605	2.5%	1,555	1,475	5.4%	4,188	4,130	1.4%	72.9%	96.7%	95.8%	2,268	2,235

Philadelphia	3	1,033	954	6,913	6,629	4.3%	1,923	1,805	6.5%	4,990	4,824	3.4%	72.2%	97.0%	95.5%	2,489	2,425

San Diego	7	2,085	2,085	12,236	11,776	3.9%	2,600	2,725	(4.6%)	9,636	9,051	6.5%	78.8%	97.1%	97.1%	2,015	1,940
														\
Seattle	2	239	239	1,624	1,543	5.2%	489	470	4.0%	1,135	1,073	5.8%	69.9%	96.5%	94.8%	2,348	2,271

Other Markets	7	2,630	2,630	15,413	15,060	2.3%	5,173	4,921	5.1%	10,240	10,139	1.0%	66.4%	96.2%	96.0%	2,030	1,989

Total	95	27,640	27,498	$176,400	$169,942	3.8%	$47,180	$46,364	1.8%	$129,220	$123,578	4.6%	73.3%	96.9%	96.3%	$2,207	$2,139

22

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended June 30, 2019 Compared to Three Months Ended March 31, 2019

(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	2Q 2019	1Q 2019	Growth	2Q 2019	1Q 2019	Growth	2Q 2019	1Q 2019	Growth	2Q 2019	2Q 2019	1Q 2019	2Q 2019	1Q 2019

Atlanta	3	645	645	$2,695	$2,695	0.0%	$851	$894	(4.8%)	$1,844	$1,801	2.4%	68.4%	94.8%	96.7%	$1,469	$1,440

Bay Area	10	2,355	2,355	21,914	21,640	1.3%	5,223	4,970	5.1%	16,691	16,670	0.1%	76.2%	97.7%	97.5%	3,175	3,140

Boston	15	4,689	4,689	27,564	27,123	1.6%	8,176	8,783	(6.9%)	19,388	18,340	5.7%	70.3%	96.9%	96.8%	2,022	1,992

Chicago	7	1,671	1,671	9,232	9,165	0.7%	3,009	2,697	11.6%	6,223	6,468	(3.8%)	67.4%	96.3%	96.7%	1,913	1,892

Denver	7	1,925	1,886	9,204	8,911	3.3%	2,321	2,590	(10.4%)	6,883	6,321	8.9%	74.8%	96.3%	96.6%	1,689	1,630

Greater New York	8	453	453	4,008	4,072	(1.6%)	1,343	1,400	(4.1%)	2,665	2,672	(0.3%)	66.5%	94.0%	96.9%	3,137	3,093

Greater Washington, DC	11	4,945	4,922	23,453	23,164	1.2%	6,793	6,177	10.0%	16,660	16,987	(1.9%)	71.0%	97.7%	97.6%	1,626	1,606

Los Angeles	12	4,097	4,096	36,401	36,118	0.8%	7,724	7,905	(2.3%)	28,677	28,213	1.6%	78.8%	96.9%	97.1%	3,055	3,027

Miami	3	873	873	5,743	5,706	0.6%	1,555	1,421	9.4%	4,188	4,285	(2.3%)	72.9%	96.7%	97.3%	2,268	2,239

Philadelphia	3	1,033	954	6,913	6,836	1.1%	1,923	1,856	3.6%	4,990	4,980	0.2%	72.2%	97.0%	97.9%	2,489	2,438

San Diego	7	2,085	2,085	12,236	12,005	1.9%	2,600	2,572	1.1%	9,636	9,433	2.2%	78.8%	97.1%	96.4%	2,015	1,990

Seattle	2	239	239	1,624	1,597	1.7%	489	459	6.5%	1,135	1,138	(0.3%)	69.9%	96.5%	96.2%	2,348	2,316

Other Markets	7	2,630	2,630	15,413	15,127	1.9%	5,173	5,016	3.1%	10,240	10,111	1.3%	66.4%	96.2%	96.4%	2,030	1,990

Total	95	27,640	27,498	$176,400	$174,159	1.3%	$47,180	$46,740	0.9%	$129,220	$127,419	1.4%	73.3%	96.9%	97.0%	$2,207	$2,176

23

Supplemental Schedule 6(c)

Same Store Operating Results

Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018

(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	YTD 2Q 2019	YTD 2Q 2018	Growth	YTD 2Q 2019	YTD 2Q 2018	Growth	YTD 2Q 2019	YTD 2Q 2018	Growth	YTD 2Q 2019	YTD 2Q 2019	YTD 2Q 2018	YTD 2Q 2019	YTD 2Q 2018

Atlanta	3	645	645	$5,390	$5,301	1.7%	$1,745	$1,791	(2.6%)	$3,645	$3,510	3.8%	67.6%	95.8%	95.9%	$1,455	$1,428

Bay Area	10	2,355	2,355	43,554	41,545	4.8%	10,193	10,228	(0.3%)	33,361	31,317	6.5%	76.6%	97.6%	96.6%	3,157	3,043

Boston	15	4,689	4,689	54,687	52,216	4.7%	16,959	17,092	(0.8%)	37,728	35,124	7.4%	69.0%	96.9%	96.1%	2,007	1,932

Chicago	7	1,671	1,671	18,396	17,851	3.1%	5,706	5,735	(0.5%)	12,690	12,116	4.7%	69.0%	96.5%	95.4%	1,902	1,867

Denver	7	1,925	1,886	18,115	17,657	2.6%	4,911	4,996	(1.7%)	13,204	12,661	4.3%	72.9%	96.5%	95.6%	1,659	1,632

Greater New York	8	453	453	8,080	7,933	1.9%	2,743	2,714	1.1%	5,337	5,219	2.3%	66.1%	95.4%	95.6%	3,115	3,054

Greater Washington, DC	11	4,945	4,922	46,617	44,314	5.2%	12,970	12,443	4.2%	33,647	31,871	5.6%	72.2%	97.7%	96.4%	1,616	1,556

Los Angeles	12	4,097	4,096	72,519	69,572	4.2%	15,629	15,287	2.2%	56,890	54,285	4.8%	78.4%	97.0%	96.7%	3,041	2,927

Miami	3	873	873	11,449	11,208	2.2%	2,976	3,004	(0.9%)	8,473	8,204	3.3%	74.0%	97.0%	96.8%	2,253	2,210

Philadelphia	3	1,033	954	13,749	13,165	4.4%	3,779	3,639	3.8%	9,970	9,526	4.7%	72.5%	97.5%	95.8%	2,463	2,400

San Diego	7	2,085	2,085	24,241	23,374	3.7%	5,172	5,293	(2.3%)	19,069	18,081	5.5%	78.7%	96.8%	96.9%	2,003	1,929

Seattle	2	239	239	3,221	3,086	4.4%	948	961	(1.4%)	2,273	2,125	7.0%	70.6%	96.3%	93.8%	2,332	2,295

Other Markets	7	2,630	2,630	30,540	29,786	2.5%	10,189	9,503	7.2%	20,351	20,283	0.3%	66.6%	96.3%	95.6%	2,010	1,974

Total	95	27,640	27,498	$350,558	$337,008	4.0%	$93,920	$92,686	1.3%	$256,638	$244,322	5.0%	73.2%	97.0%	96.2%	$2,192	$2,123

24

Supplemental Schedule 6(d)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	2Q 2019	% of Total	2Q 2018	$ Change	% Change
Operating expenses [1]	$24,092	51.1%	$23,713	$379	1.6%
Real estate taxes	18,280	38.7%	17,463	817	4.7%
Utility expense, net of reimbursement	2,746	5.8%	3,170	(424)	(13.4%)
Insurance	2,062	4.4%	2,018	44	2.2%
Total	$47,180	100.0%	$46,364	$816	1.8%

Sequential Comparison

	2Q 2019	% of Total	1Q 2019	$ Change	% Change
Operating expenses [1]	$24,092	51.1%	$22,020	$2,072	9.4%
Real estate taxes	18,280	38.7%	19,164	(884)	(4.6%)
Utility expense, net of reimbursement	2,746	5.8%	3,592	(846)	(23.6%)
Insurance	2,062	4.4%	1,964	98	5.0%
Total	$47,180	100.0%	$46,740	$440	0.9%

Year-To-Date Comparison

	YTD 2Q 2019	% of Total	YTD 2Q 2018	$ Change	% Change
Operating expenses [1]	$46,112	49.1%	$46,214	$(102)	(0.2%)
Real estate taxes	37,444	39.9%	35,434	2,010	5.7%
Utility expense, net of reimbursement	6,338	6.7%	7,084	(746)	(10.5%)
Insurance	4,026	4.3%	3,954	72	1.8%
Total	$93,920	100.0%	$92,686	$1,234	1.3%

[1]     Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs and other property related operating expenses.

25

Supplemental Schedule 7(a)

Portfolio Data by Market

Second Quarter 2019 Compared to Second Quarter 2018

(unaudited)

	Quarter Ended June 30, 2019					Quarter Ended June 30, 2018
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home

Atlanta	5	817	817	1.6%	$1,696	5	817	817	1.6%	$1,699

Bay Area	12	2,632	2,632	11.4%	3,083	16	3,236	3,236	12.9%	2,917

Boston	15	4,689	4,689	13.0%	2,022	15	4,689	4,689	11.3%	1,943

Chicago	7	1,671	1,671	4.0%	1,913	10	3,246	3,246	6.9%	1,659

Denver	8	2,151	2,112	4.4%	1,689	8	2,151	2,112	4.2%	1,639

Greater New York	18	1,039	1,039	3.9%	3,430	18	1,040	1,040	3.8%	3,373

Greater Washington, DC	13	5,760	5,737	12.5%	1,635	13	5,833	5,805	11.6%	1,559

Los Angeles	13	4,347	4,346	19.4%	3,062	13	4,347	4,346	18.3%	2,952

Miami [1]	5	2,679	2,668	6.5%	2,230	5	2,661	2,650	6.5%	2,195

Philadelphia	9	2,748	2,669	8.7%	2,418	9	3,459	3,380	7.8%	2,151

San Diego	12	2,423	2,353	6.9%	1,951	12	2,423	2,353	6.3%	1,876

Seattle	2	239	239	0.7%	2,348	2	239	239	0.7%	2,271

Other Markets	9	2,866	2,837	7.0%	1,901	12	3,756	3,727	8.1%	1,726

Total [2]	128	34,061	33,809	100.0%	$2,218	138	37,897	37,640	100.0%	$2,093

[1]	The Miami apartment home count reflects the number of apartment homes prior to the reduction planned from the Flamingo Point redevelopment.
[2]	The information presented above includes those apartment communities in which Aimco held an equity interest as of the end of each period presented.

26

Supplemental Schedule 7(b)

Portfolio Data by Market

First Quarter 2019 Market Information

(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States. The schedule below illustrates Aimco’s portfolio quality based on first quarter 2019 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove any apartment communities sold subsequent to the reported period.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 24 years.

	Three Months Ended March 31, 2019
	Apartment Communities [1]	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Rent per Aimco Apartment Home [2]	Market Rent [3]	Percentage of Market Rent Average	Average Age of Apartment Communities

Atlanta	5	817	817	1.6%	$1,609	$1,150	139.9%	23

Bay Area	12	2,632	2,632	11.6%	2,913	2,789	104.4%	20

Boston	15	4,689	4,689	12.5%	1,884	2,234	84.3%	32

Chicago	7	1,671	1,671	4.2%	1,746	1,371	127.4%	25

Denver	8	2,151	2,112	4.1%	1,501	1,334	112.5%	21

Greater New York	18	1,040	1,040	4.1%	3,281	3,133	104.7%	23

Greater Washington, DC	13	5,760	5,732	12.8%	1,537	1,740	88.3%	48

Los Angeles	13	4,347	4,346	19.0%	2,900	1,922	150.9%	14

Miami [4]	5	2,677	2,666	6.8%	2,043	1,497	136.5%	25

Philadelphia	8	2,638	2,559	8.8%	2,252	1,316	171.1%	20

San Diego	12	2,423	2,353	6.8%	1,812	1,753	103.4%	29

Seattle	2	239	239	0.7%	2,117	1,740	121.7%	5

Other Markets	9	2,866	2,837	7.0%	1,759	1,495	117.7%	27

Total	127	33,950	33,693	100.0%	$2,074	$1,832	113.2%	24

[1]	The portfolio information presented above includes all apartment communities in which Aimco held an equity interest as of March 31, 2019, adjusted for properties subsequently sold.
[2]	Represents rents, after concessions and vacancy loss, divided by Aimco Share of Apartment Homes. Does not include other rental income.
[3]	Q1 2019 per REIS.
[4]	The Miami apartment home count reflects the number of apartment homes prior to the reduction planned from the Flamingo Point redevelopment.

27

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(dollars in millions, except average revenue per home) (unaudited)

Disposition and Acquisition Activity

Number of Apartment Communities [1]	Number of Apartment Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [2]	Free Cash Flow Cap Rate [3]	Property Debt	Net Sales Proceeds [4]	Average Revenue per Home

Second Quarter 2019 Dispositions

1	399	100%	$79.0	5.7%	5.1%	$—	$78.1	$1,377

Full Year 2019 Dispositions

8	2,605	100%	$487.6	5.6%	5.0%	$(60.6)	$418.3	$1,381

Full Year 2019 Acquisitions

Apartment Community Name	Location	Quarter Acquired	Month Acquired	Apartment Homes	Purchase Price	Average Rent per Apartment Home [5]

One Ardmore	Philadelphia, PA	Second	April	110	$65.9	N/A

During the second quarter, Aimco also acquired a community under development in Cambridge, Massachusetts, Aimco’s investment in the development is expected to be $70 million.

[1]	During 2019, Aimco sold eight apartment communities, four of which are located in suburban Chicago, one in Alexandria, Virginia, one in Virginia Beach, Virginia, and two in Nashville, Tennessee.

[2]

NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a management fee of 3% of revenue, divided by Aimco gross proceeds.

[3]	Free Cash Flow Cap Rate represents the NOI Cap Rate, as adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

[4]	Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

[5]	Represents average rent per apartment home for leases in place at the time of acquisition.

28

Supplemental Schedule 9

Real Estate Capital Additions Information

Three and Six Months Ended June 30, 2019

(consolidated amounts in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), Redevelopment, Development, Initial Capital Expenditures (“ICE”), or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item consumed prior to Aimco’s period of ownership.

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Capital Additions [1]
Capital Replacements
Buildings and grounds	$8,948	$14,677
Turnover capital additions	1,730	3,051
Capitalized site payroll and indirect costs	1,022	2,049
Capital Replacements	11,700	19,777
Capital Improvements	3,853	6,162
Capital Enhancements	25,692	41,487
Redevelopment	23,863	41,267
Development	27,886	55,611
Initial Capital Expenditures	8,348	11,052
Casualty	1,967	3,787
Total	$103,309	$179,143

Total apartment homes	33,678	33,678

Capital Replacements per apartment home	$347	$587

[1]	For the three and six months ended June 30, 2019, capital additions for Aimco’s portfolio include $2.5 million and $4.5 million of capitalized interest costs, respectively.

29

Supplemental Schedule 10

Redevelopment and Development Portfolio	(Page 1 of 4)

As of June 30, 2019

(dollars in millions, except per home information) (unaudited)

Aimco executes redevelopments using a range of approaches. Aimco prefers to limit risk by executing redevelopments using a phased approach, in which it renovates an apartment community in stages. Smaller phases provide Aimco the flexibility to maintain current earnings while aligning the timing of the completed apartment homes with market demand. The following table summarizes value-creating investments related to redevelopments of this nature.

			Number of Apartment Homes
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed	Percentage of Completed Homes Leased [1]	Estimated Net Investment [2]	Inception- to-Date Net Investment	Current Project Scope
Bay Parc	Miami, FL	474	60	35	100%	$24.1	$22.8	Amenities (complete) and renovation of four floors of apartment homes
Subtotal		474	60	35		$24.1	$22.8

When smaller redevelopment phases are not possible, Aimco may engage in redevelopment activities where an entire building or community is vacated. Additionally, Aimco undertakes ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing apartment community.

The following table summarizes value-creating investments related to these developments and redevelopments.

			Number of Apartment Homes								Average Revenue per Apartment Home Redeveloped or Constructed
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed	Percentage of Completed Homes Leased [1]	Estimated Net Investment [2]	Inception-to- Date Net Investment	Initial Occupancy	Stabilized Occupancy	NOI Stabilization	Prior to Investment	Expected Stabilized	Expected Incremental Commercial Revenue

707 Leahy	Redwood City, CA	110	110	—	—%	$23.7	$2.5	1Q 2020	3Q 2020	4Q 2021	$2,800	$3,850	n/a

Elm Creek Townhomes	Elmhurst, IL	58	58	—	—%	35.1	11.3	2Q 2020	2Q 2021	3Q 2022	n/a	4,515	n/a

Flamingo Point	Miami Beach, FL	1,091	886	—	—%	280.0	38.0	3Q 2021	4Q 2022	1Q 2024	$2,308	3,375	$0.6

The Fremont	Denver, CO (MSA)	253	253	—	—%	87.0	28.7	3Q 2020	3Q 2021	4Q 2022	n/a	2,350	$0.1

Parc Mosaic	Boulder, CO	226	226	—	—%	123.4	102.8	3Q 2019	4Q 2020	1Q 2022	n/a	3,295	n/a

Subtotal		1,738	1,533	—		$549.2	$183.3

Total		2,212	1,593	35		$573.3	$206.1

[1]

As of June 30, 2019, Bay Parc had five pre-leases on apartment homes under construction, Elm Creek Townhomes had three pre-leases on apartment homes under construction, and Parc Mosaic had 59 pre-leases on apartment homes under construction.

[2]	Potential net investment relates to the current phase of the redevelopment.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

30

Supplemental Schedule 10 (Continued)

Redevelopment and Development Valuation Information	(Page 2 of 4)

(proportionate amounts, dollars in millions) (unaudited)

	June 30, 2019
	Occupancy Stabilized Communities		Communities Under Construction or in Lease-up	Total Redevelopment /Development Portfolio
Proportionate Property NOI
Proportionate Property NOI	$6.5		$5.6	$12.1
Occupancy Stabilized Communities
Annualized second quarter 2019 Proportionate Property NOI	$26.0
Range of applicable NOI capitalization rates	4.50% to 5.00%	[1]
Communities Under Construction or in Lease-up
Pre-redevelopment Proportionate Property NOI	$32.5
Inception-to-date net investment - Aimco share	$206.1
Projected NOI yield on incremental investment at stabilization	5.3%	[2]
Projected proportionate incremental stabilized property NOI	$10.9
Total estimated post redevelopment Proportionate Property NOI	$43.4
Range of applicable NOI capitalization rates	4.20% to 4.70%	[3]

[1]

Occupancy stabilized communities includes 88th St. Second Avenue, a 42-home community in New York City, New York, Villas at Park La Brea, a 250-home community in Los Angeles, California, Park Towne Place, a 940 home community in Philadelphia, Pennsylvania. Average rents for Villas at Park La Brea and Park Towne Place are greater than 125% of their respective local market average rents, making these communities, "A" quality as defined by Aimco. Average rent at 88th St. Second Avenue is between 100%-125% of New York City average rents, making this community "B" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for Second Half 2018, NOI capitalization rates for this set of communities range from 4.50% - 5.00%.

[2]

The projected NOI yield on incremental investment at stabilization reflects the weighted average yield for the current population of communities under construction or lease-up. The projected NOI yield declined 60 basis points from March 31, 2019 due primarily to the increase in investment at Flamingo Point. Projected NOI yield has not changed for individual redevelopments or developments included in this classification for both periods.

[3]	These communities are located in high-quality submarkets including:

Location	Submarket
Boulder, CO	Boulder
Anschutz Medical Campus, Denver, CO (MSA)	North Aurora
Miami Beach, FL	Downtown/South Beach
Lombard and Elmhurst, IL	Central DuPage County
Redwood City, CA	Redwood City

Projected stabilized average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for Second Half 2018, NOI weighted capitalization rates for this set of communities could range from 4.20% - 4.70%.

Aimco estimates the fair value of occupancy stabilized communities by annualizing the most recent quarter’s Proportionate Property NOI and applying an appropriate capitalization rate. Aimco estimates the fair value for the communities under construction or in lease-up by discounting projected future cash flows through community stabilization. See Aimco’s March 31, 2019 NAV Presentation on Aimco’s website at investors.aimco.com for additional information. The fair value of these communities may also be derived by applying an appropriate capitalization rate to estimated post redevelopment Proportionate Property NOI. The post redevelopment Proportionate Property NOI may be calculated as the combination of Pre-redevelopment Proportionate Property NOI (defined on the next page) and the projected proportionate incremental stabilized property NOI as estimated based on the projected yield on current inception-to-date investment.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

31

Supplemental Schedule 10 (Continued)

Redevelopment and Development Portfolio

(Page 3 of 4)

Terms and Definitions

Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Stabilized Occupancy - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).

NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.

Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction, excluding rent and other rental income from commercial leases (which are presented separately on page 1 of this schedule) and resident utility reimbursements. Projections of stabilized revenues per apartment home are based on management’s judgment at the start of a redevelopment or development project. These projections consider factors including but not limited to: current rent; other rental income expectations; and revenue achievement to date as compared to current market rents.

Pre-redevelopment Proportionate Property NOI - estimated by applying (a) market revenue and expense growth rates derived from third-party information for the period immediately preceding construction through the current period to (b) Proportionate Property NOI results immediately preceding construction.

Projected Stabilized NOI Yield on Incremental Investment at Stabilization - for redevelopment projects, represents projected stabilized incremental net operating income (including commercial lease income) as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Occupancy Stabilized Communities - includes communities classified as part of Redevelopment/Development for which construction has been completed, but for which the requirements to be reclassified into Same Store have not yet been met.

Communities Under Construction or in Lease-up - represents communities classified as part of Redevelopment/Development and included in Supplemental Schedule 10, as well as other communities classified as Redevelopment/Development that are smaller in scope and therefore not included in Supplemental Schedule 10.

32

Supplemental Schedule 10 (Continued)

Project Summaries	(Page 4 of 4)

707 Leahy Redwood City, CA

In the second quarter, Aimco completed the de-leasing process and started construction. The project will be completed in one phase and includes the redevelopment of all apartment interiors, common areas, landscaping, and amenities. The first of the three buildings is expected to be delivered in fourth quarter 2019.

Bay Parc Miami, FL

In third quarter 2018, Aimco commenced redevelopment of three floors of the building. The completed portion of the current phase also includes: improvements to the leasing and lobby areas; apartment homes on one floor; redesign of the retail space including addition of a street café; updated landscaping; and expansion of the pool deck.

Elm Creek Townhomes Elmhurst, IL	This is a ground-up development of 58 townhomes adjacent to Aimco's Elm Creek apartment community. Aimco commenced construction in the fourth quarter 2018 with completion anticipated in mid-2020.
Flamingo Point Miami Beach, FL

Aimco has announced three redevelopment phases: 1) renovation of the common areas, entryway, and amenities which is expected to be complete by year-end; 2) the full renovation of the North Tower, which will include 366 apartment homes with completely reconfigured floor plans; and 3) the renovation of Center Tower apartment homes on the turn at a pace dictated by the market.

The investment in the common areas, entryway, and amenities is expected to generate higher rents at all 1,091 apartment homes, while investment in the North and Center towers are expected to generate higher rents in their respective apartment homes.

Aimco’s expects stabilized occupancy at the North Tower in first quarter 2022. Aimco does not expect the Center Tower redevelopment to de-stabilize operations during the execution of project.

The expected stabilized revenue per apartment home represents the projected stabilized revenue for all 1,091 apartment homes.

The Fremont Denver, CO (MSA)

This is a ground-up development of a 253-apartment home community located within the University of Colorado Anschutz Medical Campus and immediately adjacent to Aimco’s 21 Fitzsimons apartment community. Aimco commenced construction in third quarter 2018 with completion anticipated in late 2020.

Parc Mosaic Boulder, CO

This is a ground-up development of a 226-apartment home community. An unusually wet spring in Boulder has slowed the delivery of the first building to August. Aimco now expects its total investment to be $123 million, an increase of $6 million due primarily to weather. The expected rate of return is unchanged as rental rates have increased sufficiently to offset the higher cost.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 93.9% of the common partnership units of the Aimco OP.

AIMCO PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, Aimco provides certain financial information necessary to calculate Aimco’s share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

Aimco does not control the unconsolidated real estate partnerships and the calculation of Aimco’s share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets, liabilities and other items attributable to Aimco stockholders. Other companies may calculate their proportionate information differently than Aimco does, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP Aimco proportionate financial information should not be considered in isolation or as a substitute for information included in Aimco’s financial statements as reported under GAAP.

AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems and other investments that are consequential in nature. The average age of apartment communities is weighted by the estimated fair value of the properties.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco proportionate average monthly rental and other property revenues, excluding resident reimbursement of utility cost, divided by the number of occupied apartment homes as of the end of the period.

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CAPITAL ADDITIONS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to Aimco’s period of ownership and not contemplated in Aimco’s underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during Aimco’s period of ownership. CR is deducted in the calculation of AFFO. See below for a reconciliation between CR amounts on Schedule 2 and Schedule 9.

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Capital Replacements (Schedule 9)	$11,700	$19,777
Adjustments
Proportionate share of Capital Replacements spending	(782)	(1,477)
Amortization of incremental costs to obtain leases and capital replacements on sold properties	2,216	4,545
Capital Replacements (Schedule 2)	$13,134	$22,845

CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a severe snow storm, hurricane, tornado, flood or fire.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. CE differs from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

INITIAL CAPITAL EXPENDITURES (ICE): ICE represent capital additions contemplated in the underwriting at Aimco’s recently acquired communities.

REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.

DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.

CONTRIBUTION FROM ASSET MANAGEMENT: On July 25, 2018, Aimco sold its interest in its Asset Management business. Asset Management refers generally to the activities Aimco performed in its role as general partner in partnerships holding low-income housing tax credit apartment communities, and which were structured to provide for the pass-through of tax credits and deductions to their partners. As presented in Supplemental Schedule 2, Contribution from Asset Management consists of Pro forma FFO related to apartment communities served by Aimco’s Asset Management business; income associated with delivery of tax credits to the non-Aimco investors in the partnerships; and other income; less asset management expenses (including certain allocated offsite costs related to the operation of this business) prior to Aimco’s sale of this business.

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CONTRIBUTION FROM REAL ESTATE: As presented in Supplemental Schedule 2, Contribution from Real Estate represents the Pro forma FFO generated by Aimco’s portfolio of apartment communities, which consists of property net operating income and other items of income or expense that relate to Aimco’s portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering these communities, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.

ECONOMIC INCOME: As discussed in Supplemental Schedule 1, Economic Income represents stockholder value creation as measured by the change in estimated net asset value, or NAV, per share, plus cash dividends per share. Aimco believes Economic Income is important to investors as it represents a measure of total return we have earned for our stockholders. NAV, as used in our calculation of Economic Income, is a non-GAAP measure and represents the estimated fair value of assets net of liabilities attributable to Aimco’s common stockholders and the Aimco Operating Partnership’s common unitholders on a diluted basis. Aimco reports and reconciles Economic Income to GAAP equity annually. Please refer to the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations described in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018 for more information about Economic Income.

FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

Aimco’s leverage strategy targets the ratio of Proportionate Debt and Preferred Equity to Adjusted EBITDAre to be below 7.0x and the ratio of Adjusted EBITDAre to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Proportionate Debt to Adjusted EBITDAre and Adjusted EBITDAre Coverage of Adjusted Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that Aimco’s method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Aimco’s net leverage includes Aimco’s share of long-term, non-recourse property debt, outstanding borrowings on its revolving credit facility, and outstanding preferred equity, reduced by cash and restricted cash on-hand and its investment in a securitization trust that holds certain of its property debt. Aimco reconciles consolidated balances to its net leverage on Supplemental Schedule 5(a).

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Aimco calculates Adjusted EBITDAre and Adjusted Interest used in its leverage ratios based on current quarter amounts, annualized.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•	gains and losses on the dispositions of depreciated property;
•	impairment write-downs of depreciated property;
•	impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•	adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•

net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•

the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, as Aimco views its interest cost on this debt to be net of any interest income received; and

•

the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of the GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects Aimco’s ability to service debt;

A reconciliation of net income to EBITDAre and Adjusted EBITDAre for Aimco’s portfolio for the three months ended June 30, 2019 is as follows (in thousands):

Net income	$69,996
Adjustments:
Interest expense	39,541
Income tax benefit	(1,827)
Depreciation and amortization	91,924
Gain on disposition of real estate	(64,310)
Adjustment related to EBITDAre of unconsolidated partnerships	210
EBITDAre	135,534
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(70)
EBITDAre adjustments attributable to noncontrolling interests	(389)
Interest income received on securitization investment	(2,042)
Straight-line rent adjustment	671
Pro forma adjustment [1]	(569)
Severance costs [2]	500
Adjusted EBITDAre	$133,635
Annualized Adjusted EBITDAre	$534,540

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[1]	Adjusted EBITDAre has been calculated on a pro forma basis to reflect the disposition of one apartment community during the period as if the transaction had closed on April 1, 2019.
[2]	Aimco excluded severance costs incurred in connection with restructuring activities, as these costs are not representative of operating results.

In 2019, Aimco retitled its Adjusted EBITDA measure to Adjusted EBITDAre in its calculation of leverage ratios. The computation of Adjusted EBITDAre has been modified from Aimco’s prior measure to include the amortization of debt issuance costs as a component of interest expense in both the computation of Adjusted Interest Expense and Adjusted EBITDAre. The impact of this change is less than 0.1x to each ratio. Aimco also added a reconciliation of Net Income to EBITDAre in the table above. EBITDAre is defined by the National Association of Real Estate Investment Trusts, or Nareit, and provides for an additional performance measure independent of capital structure for greater comparability between REITs.

ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense on non-recourse property debt and interest on the credit facility borrowings less (i) prepayment penalties, if any, and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt.

Adjusted Interest Expense and Preferred Dividends for the three months ended June 30, 2019, as used in the leverage ratios on Supplemental Schedule 5(a), are calculated as follows (in thousands):

Interest expense per consolidated statement of operations	$39,541
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(76)
Debt prepayment penalties and other non-interest items	(118)
Interest income received on securitization investment	(2,042)
Adjusted Interest Expense	$37,305
Preferred Dividends	3,031
Adjusted Interest Expense and Preferred Dividends	$40,336
Annualized Adjusted Interest Expense	$149,220
Annualized Adjusted Interest Expense and Preferred Dividends	$161,344

FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by Aimco’s Credit Agreement may differ from those used by Aimco in the calculations of its Leverage Ratios.

PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a) and shown above, excluding Preferred Equity to (b) Adjusted EBITDAre.

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PROPORTIONATE DEBT AND PREFERRED EQUITY TO ADJUSTED EBITDAre RATIO: The ratio of (a) Aimco’s share of net leverage attributable to its Real Estate portfolio as calculated on Supplemental Schedule 5(a) and shown above to (b) Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (Nareit FFO): Nareit FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (Nareit) defines as net income computed in accordance with GAAP, excluding: depreciation and amortization related to real estate; gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; and income taxes directly associated with a gain or loss on sale of real estate; and including Aimco’s share of Nareit FFO of unconsolidated partnerships and joint ventures. Aimco computes Nareit FFO for all periods presented in accordance with the guidance set forth by Nareit.

In addition to Nareit FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure short-term performance. Pro forma FFO represents Nareit FFO as defined above, excluding certain amounts that are unique or occur infrequently.

In computing 2019 Pro forma FFO, Aimco made the following adjustments:

•

Preferred equity redemption related amounts: On May 16, 2019, Aimco redeemed its Class A Perpetual Preferred Stock. Aimco excluded the redemption-related amounts from Pro forma FFO because it believes these costs are not representative of operating performance.

•

Straight line rent: In 2018, Aimco assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. Aimco includes the cash rent payments for this ground lease in Pro forma FFO but excludes the incremental straight line non-cash rent expense.

•

Litigation: During 2018, Aimco was engaged in litigation with Airbnb, which was resolved in December 2018. Due to the unpredictable nature of these proceedings, related amounts recognized, net of income tax effect, are excluded from Pro forma FFO.

•

Severance costs: Aimco incurred severance costs in connection with an office closure in 2019. Aimco excluded such costs from Pro forma FFO because it believes these costs are not representative of operating performance.

In computing 2018 Pro forma FFO, Aimco made the following adjustments:

•	Litigation: Adjustment is described above.
•

Change in Lease Accounting: Effective January 1, 2019, Aimco adopted accounting guidance that changed how Aimco recognizes costs incurred to obtain resident leases. For comparability between periods, Aimco has recast 2018 as if the new standard was effective January 1, 2018. AFFO is unchanged by the new standard.

•

Severance costs: In connection with the sale of its Asset Management business in 2018, Aimco incurred severance costs during second quarter 2018. Aimco excluded such costs from Pro forma FFO because it believes these costs are clearly and closely related to the sale of the business and not representative of operating performance.

AFFO represents Pro forma FFO reduced by Capital Replacements and is Aimco’s primary measure of current period performance.

Nareit FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s short-term performance because they capture features particular to real estate

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performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. Nareit FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that Aimco’s method of computing Nareit FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.

The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s guidance range:

(dollars per share) (unaudited)	Third Quarter 2019	Full Year 2019
Net income	$0.05	$3.40
Depreciation, net	0.57	2.30
Gain on dispositions of real estate, inclusive of related income tax	—	(3.26)
Preferred equity redemption related amounts [1]	—	0.03
Straight-line rent [2]	—	0.03
Per share impact of reverse stock split [3]	—	(0.02)
Pro forma FFO	0.62	2.48
Capital Replacements, net	(0.08)	(0.29)
AFFO	$0.54	$2.19

[1]	On May 16, 2019, Aimco redeemed its Class A Perpetual Preferred Stock. See further description above.
[2]	Adjustment to Pro forma FFO for the straight-line rent expense adjustment required by GAAP for a long-dated ground lease. See further description above.
[3]

During the first quarter 2019, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted average shares as if the reverse stock split occurred at the beginning of the period presented; while shares issued in the special dividend are included in weighted average shares outstanding from the date issued. To minimize confusion and facilitate comparison of period-over-period Pro forma FFO and AFFO, Aimco calculated pro forma weighted average shares for the six months ended June 30, 2019 based on the effective date of the reverse stock split and ex-dividend date for the shares issued in the special dividend, thereby eliminating the per share impact of the GAAP treatment to Aimco’s reported Pro forma FFO and AFFO.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by Aimco gross proceeds.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net allocated to real estate property operating expenses on Supplemental Schedule 2 includes franchise taxes, and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal. Other expenses, net not allocated to real estate property operating expenses generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

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PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Proportionate Property NOI, which represents Aimco’s share of the NOI for the apartment communities that Aimco consolidates and manages but excludes apartment communities that it does not consolidate. Proportionate Property NOI is defined as Aimco share of rental and other property revenue less Aimco share of property operating expenses. In its evaluation of community results, Aimco excludes from rental and other property revenues the amount of utility costs reimbursed by residents and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended
	June 30, 2019		June 30, 2018
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total attributable to real estate (per consolidated statements of operations)	$224,200	$75,839	$231,130	$76,031
Adjustment: Utilities reimbursement [1]	(7,469)	(7,469)	(6,854)	(6,854)
Adjustment: Sold properties and other amounts not allocated [2]	(892)	(7,037)	(19,370)	(10,071)
Attributable to Real Estate (per Supplemental Schedule 2)	215,839	61,333	204,906	59,106
Proportionate adjustment [3]	(786)	(256)	(786)	(264)
Proportionate property net operating income	$215,053	$61,077	$204,120	$58,842
Same Store amounts (per Supplemental Schedule 2)	$177,059	$47,356	$170,580	$46,554
Proportionate adjustment [3]	(659)	(176)	(638)	(190)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$176,400	$47,180	$169,942	$46,364

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Segment NOI Reconciliation
(in thousands) (unaudited)	Six Months Ended
	June 30, 2019		June 30, 2018
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total attributable to real estate (per consolidated statements of operations)	$454,435	$155,023	$456,523	$154,318
Adjustment: Utilities reimbursement [1]	(15,307)	(15,307)	(14,205)	(14,205)
Adjustment: Sold properties and other amounts not allocated [2]	(8,570)	(17,391)	(40,639)	(23,566)
Attributable to Real Estate (per Supplemental Schedule 2)	430,558	122,325	401,679	116,547
Proportionate adjustment [3]	(1,577)	(487)	(1,562)	(529)
Proportionate property net operating income	$428,981	$121,838	$400,117	$116,018
Same Store amounts (per Supplemental Schedule 2)	$351,863	$94,266	$338,276	$93,070
Proportionate adjustment [3]	(1,305)	(346)	(1,268)	(384)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$350,558	$93,920	$337,008	$92,686

[1]

Nearly two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2]

Sold properties and other amounts not allocated to Real Estate includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.

[3]

Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to Aimco’s operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate same store amounts presented on Supplemental Schedules 6.

PORTFOLIO QUALITY RATINGS: Aimco measures the quality of apartment communities in its portfolio based on average rents of its apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, Aimco classifies as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of local market average.

REAL ESTATE CLASSIFICATIONS: Aimco’s portfolio of apartment communities is diversified by both price point and geography. Aimco’s portfolio is classified into four segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2018 and maintained it throughout the current and the comparable prior periods and (c) are not expected to be sold within 12 months.

ACQUISITION: Includes apartment communities acquired since January 1, 2018.

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REDEVELOPMENT/DEVELOPMENT: Includes apartment communities currently under construction that have not achieved a stabilized level of operations and those that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

OTHER REAL ESTATE: Apartment communities that do not meet the Same Store, Acquisition or Redevelopment/Development definitions.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2018 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2. Information about property net operating income for Sold and Held For Sale Apartment Communities may be found on Supplemental Schedule 3.

TURNOVER: Represents the percentage of residents who have moved out in the trailing twelve months. Turnover is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. For the twelve months ended June 30, 2019, Turnover was 45.4%, 40 basis points higher than the twelve months ended June 30, 2018 and 70 basis points higher than the year ended December 31, 2018. Inclusive of intra-community transfers, Turnover was 49.6% for the trailing twelve months ended June 30, 2019.

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